Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

BEST SPAC I Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units, each consisting of one Class A ordinary share, no par value, and one right to receive one-tenth (1/10) of one Class A ordinary share(3)	457(a)	6,325,000	$10.00	$63,250,000	$0.0001531	$9,684
	Equity	Class A ordinary shares included as part of the Units	457(g)	6,325,000	—	—	—	—
	Other	Rights included as part of the Units	457(g)	6,325,000	—	—	—	—
	Equity	Class A ordinary shares underlying the Rights included as part of the Units	457(g)	632,500	$10.00	$6,325,000	$0.0001531	$968
	Equity	Class A ordinary shares to be issued as Representative Shares	457(a)	284,625	$10.00	$2,846,250	$0.0001531	$436
	Total Offering Amounts					$72,421,250		$11,088
	Total Fees Previously Paid
	Net Fee Due

(1)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Includes 825,000 units, consisting of 825,000 Class A ordinary shares and 825,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.